As filed with the Securities and Exchange Commission on May 13, 2008
Registration No. 333-149677

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4 TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Home Federal Bancorp, Inc. of Louisiana

(Exact name of registrant as specified in its articles of incorporation)

Louisiana	6036	26-2140274
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

624 Market Street
Shreveport, Louisiana 71101
(318) 222-1145

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
Daniel R. Herndon
Chairman, President and Chief Executive Officer
Home Federal Bancorp, Inc. of Louisiana
624 Market Street
Shreveport, Louisiana 71101
(318) 222-1145

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Raymond A. Tiernan, Esq.
Philip R. Bevan, Esq.	Victor L. Cangelosi, Esq.
Eric M. Marion, Esq.	Sean P. Kehoe, Esq.
Elias, Matz, Tiernan & Herrick L.L.P.	Muldoon Murphy & Aguggia LLP
734 15th Street, N.W., 12th Floor	5101 Wisconsin Avenue, N.W.
Washington, D.C. 20005	Washington, D.C. 20016
202-347-0300	202-362-0840

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See definition of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $.01 par value per share	5,438,606 shares(1)	$10.00	$39,265,708 (2)	$1,543.14 (3)
________________________
(1)
Represents the maximum number of shares of common stock, par value $.01 per share, of Home Federal Bancorp, Inc. of Louisiana, a Louisiana corporation, that may be issued pursuant to the transactions described herein, based on (a) 1,422,301 shares of common stock, par value $.01 per share, of Home Federal Bancorp, Inc. of Louisiana, a federal corporation, which is the maximum number of shares of common stock of Home Federal Bancorp, Inc. of Louisiana, a federal corporation, that may be outstanding immediately before the completion of the conversion and reorganization described herein, assuming the exercise of 174,389 options to purchase shares of common stock of Home Federal Bancorp, Inc. of Louisiana, a federal corporation, and excluding shares owned by Home Federal Mutual Holding Company, (b) 876,503 shares of common stock, par value $.01 per share, of First Louisiana Bancshares, Inc., which is the maximum number of shares of First Louisiana Bancshares common stock that may be outstanding immediately before the consummation of the merger described herein, assuming the exercise of 87,979 options to purchase shares of common stock of First Louisiana Bancshares, (c) an assumed exchange ratio of 1.1148 shares of common stock of Home Federal Bancorp, Inc. of Louisiana, a Louisiana corporation, for each outstanding share of common stock of Home Federal Bancorp, Inc. of Louisiana, a federal corporation and (d) an assumed exchange ratio of 2.8 shares of common stock of Home Federal Bancorp, Inc. of Louisiana, a Louisiana corporation, for each outstanding share of common stock of First Louisiana Bancshares for 60% of the outstanding shares of First Louisiana Bancshares common stock.

(2)
Estimated solely for the purpose of calculating the registration fee.  Pursuant to Rules 457(f)(1), 457(f)(3), 457(h) and 457(c) under the Securities Act of 1933, the registration fee has been calculated based on (a) a price of $10.00 per share of common stock of Home Federal Bancorp, Inc. of Louisiana, a Louisiana corporation, which is the purchase price in the offering, (b) a price of $8.99 per share of common stock of Home Federal Bancorp, Inc. of Louisiana, a federal corporation, which equals the average of the high and low price per share of Home Federal Bancorp, Inc. of Louisiana, a federal corporation, common stock as reported on the OTC Bulletin Board on March 7, 2008 and (c)(i) a price of $14.25 per share of First Louisiana Bancshares common stock, which equals the book value per share as of December 31, 2007, less (ii) the payment by Home Federal Bancorp, Inc. of Louisiana, a Louisiana corporation, of the cash component of the merger consideration of $28.00 per share for 40% of the outstanding shares of First Louisiana Bancshares common stock.

(3)	Registration fee of $1,543.14 previously paid with initial registration statement on March 12, 2008.

The Registrant hereby amends this Registration Statement on such date as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

Table of Contents

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

SEC filing fees*	$1,543
Office of Thrift Supervision filing fees	20,000
Nasdaq filing fees	100,000
FINRA filing fees*	5,939
Printing, postage, mailing and EDGAR expenses	165,000
Legal fees and expenses (1)	300,000
Blue Sky filing fees and expenses	10,000
Accounting fees and expenses (1)	100,000
Appraiser's fees (1)	37,500
Business plan	45,000
Marketing agent expenses (2)	100,000
Conversion center fees and expenses	20,000
Transfer agent fees and expenses	10,000
Certificate printing	5,000
Miscellaneous	30,018
Total	$950,000
________________________
*	Estimated
(1)	Excludes legal, accounting and financial advisor fees and expenses related to the merger with First Louisiana Bancshares.
(2)
In addition to the foregoing expenses, Sandler O'Neill & Partners, L.P. will receive fees based on the number of shares sold in the conversion and offering.  Based upon the assumptions and the information set forth under "Pro Forma Data" and "The Conversion and Offering - Marketing Arrangements" in the Prospectus, it is estimated that such fees will be $151,382, $179,942, $212,198, $244,454 and $281,548 at the adjusted minimum, minimum, midpoint, maximum and maximum, as adjusted, of the offering range, respectively.

Item 14.	Indemnification of Directors and Officers.

In accordance with the Louisiana Business Corporation Law, Article 7 of the Registrant's Articles of Incorporation provides as follows:

A.            Personal Liability of Directors and Officers.  A director or officer of the Corporation shall not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director or officer except to the extent that by law a director's or officer's liability for monetary damages may not be limited.

B.             Indemnification.

(i)          The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of the Corporation, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, or such director or officer or former director or officer is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Louisiana law.

(ii)         The Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of the Corporation, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a employee or agent of the Corporation, or such employee or agent or former employee or agent is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Louisiana law.

C.            Advancement of Expenses.  Reasonable expenses incurred by an officer, director, employee or agent of the Corporation in defending an action, suit or proceeding described in Section B of this Article 7 may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding if authorized by the board of directors (without regard to whether participating members thereof are parties to such action, suit or proceeding), upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation.

D.            Other Rights.  The indemnification and advancement of expenses provided by or pursuant to this Article 7 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, insurance or other agreement, vote of shareholders or directors (regardless of whether directors authorizing such indemnification are beneficiaries thereof) or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

E.             Insurance.  The Corporation shall have the power to purchase and maintain insurance or other similar arrangement on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, against any liability asserted against or incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article 7.

F.             Security Fund; Indemnity Agreements.  By action of the Board of Directors (notwithstanding their interest in the transaction), the Corporation may create and fund a trust fund or other fund or form of self insurance arrangement of any nature, and may enter into agreements with its officers, directors, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article 7.

G.            Modification.  The duties of the Corporation to indemnify and to advance expenses to any person as provided in this Article 7 shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article 7, and no amendment or termination of any trust or other fund or form of self insurance arrangement created pursuant to Section F of this Article 7, shall alter to the detriment of such person the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

H.            Proceedings Initiated by Indemnified Persons or Settlement of Claim.  Notwithstanding any other provision of this Article 7, the Corporation shall not indemnify a director, officer, employee or agent for any liability incurred in an action, suit or proceeding initiated (which shall not be deemed to include counter claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors in office. The Corporation shall not be obligated to reimburse the amount of any settlement of any claim by any person unless it has agreed, by the affirmative vote of a majority of the directors then in office, to such settlement.  If any person shall unreasonably fail to enter into a settlement of any proceeding within the scope of this Article 7, offered or assented to by the opposing party or parties and which is acceptable to the Corporation, then notwithstanding any other provision of this Article 7, the indemnification obligation of the Corporation in connection with such action, suit, or proceeding shall be limited to the total of the amount at which settlement could have been made and the expenses incurred by such person prior to the time the settlement could reasonably have been effected.

I.              Authority of Board to Regulate.  The Board of Directors of the Corporation may establish rules and procedures, not inconsistent with the provisions of this Article 7, to implement the provisions of this Article 7.

Item 15.	Recent Sales of Unregistered Securities

Not applicable.

Item 16.	Exhibits and Financial Statement Schedules

The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

(a)           List of Exhibits (filed herewith unless otherwise noted)

No.	Description
1.1	Form of Agency Agreement with Sandler O'Neill & Partners, L.P.(1)
1.2	Engagement Letter with Sandler O'Neill & Partners, L.P. as conversion agent(1)
1.3	Engagement Letter with Sandler O'Neill & Partners, L.P. as marketing agent(1)
2.1	Plan of Conversion and Reorganization (4)
2.2	Agreement and Plan of Merger(2)
3.1	Articles of Incorporation of Home Federal Bancorp, Inc. of Louisiana(1)
3.2	Amended and Restated Bylaws of Home Federal Bancorp, Inc. of Louisiana (4)
4.1	Form of Stock Certificate of Home Federal Bancorp, Inc. of Louisiana(1)
4.2	Form of Stock Certificate of First Louisiana Bancshares, Inc. (4)
5.0	Opinion of Elias, Matz, Tiernan & Herrick L.L.P. re: legality (6)
8.1	Opinion of Elias, Matz, Tiernan & Herrick L.L.P. re: Federal tax matters related to the conversion (6)
8.2	Opinion of Elias, Matz, Tiernan & Herrick L.L.P. re: Federal tax matters related to the merger (6)
8.3	Opinion of LaPorte Sehrt Romig & Hand re: Louisiana tax matters (6)
8.4	Opinion of Hunton & Williams L.L.P. re: Federal tax matters related to the merger (6)
8.5	Letter of Feldman Financial Advisors, Inc. re: Subscription Rights(1)
10.1	Home Federal Bancorp, Inc. of Louisiana 2005 Stock Option Plan(3)
10.2	Home Federal Bancorp, Inc. of Louisiana 2005 Recognition and Retention Plan and Trust Agreement(3)
10.3	Form of Employment Agreement between First Louisiana Bank and Daniel R. Herndon (4)
10.4	Form of Employment Agreement between First Louisiana Bancshares, Inc. and Daniel R. Herndon (4)
10.5	Form of Employment Agreement between First Louisiana Bank and Ron C. Boudreaux (4)
10.6	Form of Employment Agreement between First Louisiana Bancshares, Inc. and Ron C. Boudreaux (4)
10.7	Form of Loan Purchase Agreement (5)
23.1	Consent of Elias, Matz, Tiernan & Herrick L.L.P. (included in Exhibit 5.0, Exhibit 8.1 and Exhibit 8.2, respectively) *
23.2	Consent of LaPorte Sehrt Romig & Hand *
23.3	Consent of Heard, McElroy & Vestal, L.L.P. *
23.4	Consent of Feldman Financial Advisors, Inc.(1)
23.5	Consent of Sandler O’Neill & Partners, L.P.(1)
23.6	Consent of Hunton & Williams LLP (included in Exhibit 8.4) *
24.0	Power of Attorney (included in Signature Page of this Registration Statement)(1)
99.1	Subscription Order Form and Instructions (4)
99.2	Additional Solicitation Material (4)
99.3	Appraisal Report of Feldman Financial Advisors, Inc.(1)
99.4	Form of proxy statement and proxy for members of Home Federal Mutual Holding Company(1)
99.5	Consent of Ron C. Boudreaux to be identified as a proposed director(1)
99.6	Consent of Phillip L. Israel to be identified as a proposed director(1)
99.7	Consent of John H. Meldrum Jr. to be identified as a proposed director(1)
99.8	Consent of Winston E. Rice to be identified as a proposed director(1)
99.9	Consent of Armand L. Roos to be identified as a proposed director(1)
99.10	Consent of Wayne L. Simpson to be identified as a proposed director(1)
99.11	Consent of David L. Winkler to be identified as a proposed director(1)
99.12	Additional Marketing Material (4)
99.13	Appraised Report of Feldman Financial Advisors, Inc. (received May 12, 2008)

_____________
*	Previously Filed
(1)	Incorporated herein by reference to the Registration Statement on Form S-1 (File No. 333-149677) filed with the SEC on March 12, 2008.
(2)
Incorporated herein by reference from Home Federal Bancorp, Inc. of Louisiana's Form 8-K, dated December 11, 2007 and filed with the SEC on December 17, 2007 (File No. 000-51117).  The registrant agrees to supplementally furnish a copy of any omitted schedules to the Commission upon request.

(3)	Incorporated herein by reference from Home Federal Bancorp, Inc. of Louisiana's Definitive Schedule 14A filed with the SEC on June 29, 2005 (File No. 000-51117).
(4)	Incorporated herein by reference to Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-149677) filed with the SEC on April 30, 2008.
(5)	Incorporated herein by reference to Amendment No. 2 to the Regristation Statement on Form S-1 (File No. 333-149677) filed with the SEC on May 7, 2008.
(6)	Incorporated herein by reference to Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-149677) filed with the SEC on May 9, 2008.

(b)           Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

(4)           That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(5)           That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)           That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

The undersigned Registrant hereby undertakes to furnish stock certificates to or in accordance with the instructions of the respective purchasers of the Common Stock, so as to make delivery to each purchaser promptly following completion of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No.4 to Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shreveport, Louisiana on May 12, 2008.

HOME FEDERAL BANCORP, INC. OF LOUISIANA

By:	/s/ Daniel R. Herndon
Daniel R. Herndon
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Daniel R. Hernodon	Chairman of the Board, President and Chief Executive Officer	May 12, 2008
Daniel R. Herndon

/s/ Walter T. Colquitt III*	Director	May 12, 2008
Walter T. Colquitt III

/s/ David A. Herndon III*	Director	May 12, 2008
David A. Herndon III

/s/ Scott D. Lawrence*	Director	May 12, 2008
Scott D. Lawrence

/s/ Mark Malloy Harrison*	Director	May 12, 2008
Mark Malloy Harrison

/s/ Clyde D. Patterson*	Director and Executive Vice President (Principal Financial and Accounting Officer)	May 12, 2008
Clyde D. Patterson

/s/ Henry M. Hearne*	Director	May 12, 2008
Henry M. Hearne

/s/ Woodus K. Humphrey*	Director	May 12, 2008
Woodus K. Humphrey

/s/ Amos L. Wedgeworth Jr.*	Director	May 12, 2008
Amos L. Wedgeworth Jr.

*By Daniel R. Herndon, attorney-in-fact